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                                 LEASE AGREEMENT

THIS LEASE AGREEMENT entered into this 1st day of January 1996, by and between Charles Winburn, whose address is 3675 Whiskey Road, Aiken, SC 29803 ("Landlord") and the Applied Technology Center Corporation, a South Carolina 501(C)3 Corporation, with an office at 3635 Whiskey Road, Aiken, South Carolina 29803 ("Tenant").


                              W I T N E S S E T H:

1. PROPERTY LEASED

   (a) The Landlord, for and in consideration of the rents, covenants, and agreements hereinafter specified to be paid, kept, and performed by the Tenant, hereby leases to the Tenant and the Tenant hereby leases from the Landlord, the free standing facility located at 3635 Whiskey Road, Aiken, South Carolina 29803, herein referred to as "the Leased Premises" or "the Premises".

   (b) The Tenant shall have the exclusive right to possession of the Leased Premises during the term hereof, subject to this Agreement.

2. TERM AND POSSESSION

   (a) Subject to the terms and conditions hereof, the Lease Term shall commence January 1, 1996. This initial Lease Term shall expire at midnight on December 31, 1996, but will continue on a month by month basis thereafter, unless otherwise terminated upon sixty (60) days written notice.

   (b) Possession of the Leased Premises shall be given on the date this Lease Term commences.

   (c) Upon the expiration or other termination of this Lease, the Tenant shall quit and surrender the Leased Premises broom-swept clean, in the same condition as at the commencement of the term, normal wear and tear only excepted.

3. USE OF PREMISES

   (a) The Leased Premises shall be used and occupied only as office, assembly, and laboratory space.

4. UTILITIES, OPERATING EXPENSES, and SERVICES The Tenant shall pay for all utilities, including heat, electricity, and telephone service.

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5. RENT

   (a) Rent shall be paid to Landlord at Landlord's address, unless Landlord designates another place.

   (b) During the full term of this Lease, the Tenant shall pay the Landlord the fixed sum of $1,250. each month of the Lease Term payable on the first day of each month, commencing with the first month of the Lease Term.

6. ALTERATIONS BY TENANT The Tenant shall make no alterations or additions to the Leased Premises without the prior consent of the Landlord.

7. GOVERNMENTAL REQUIREMENTS Tenant agrees to comply with all requirements of any legally constituted public authority including, but not limited to, all health, safety, and fire codes and regulations of the State of South Carolina and the County of Aiken. Tenant shall obtain all required licenses or permits for the conduct of its business within the terms of this Lease, and the Landlord, where necessary, will join with the Tenant in applying for all such licenses or permits.

8. ENVIRONMENTAL LAW COMPLIANCE Tenant will not cause, or permit to be caused, any act or practice, by negligence, omission, or otherwise, that would adversely affect the environment, or do anything or permit anything to be done that would violate any of said laws, regulations, or guidelines. Tenant shall be responsible for obtaining proper permits for the transportation, use, and disposal of any hazardous materials brought onto the premises by Tenant or produced by any activity of Tenant.

9. DESTRUCTION OR DAMAGED PREMISES If the Leased Premises are totally destroyed (or so substantially damaged as to be untenantable) by storm, flood, fire, earthquake, or other casualty, this Lease shall terminate as of the date of such destruction or damage, and rental shall be accounted for between Landlord and Tenant as of that date. If the Leased Premises are damaged but not rendered wholly untenantable by any such casualty or casualties, rental shall abate in such proportion as the use of the Leased Premises has been destroyed until the Landlord has restored the Leased Premises to substantially the same condition as before damage, whereupon full rental shall recommence. Nothing contained herein shall require Landlord to make such restoration, however, if not deemed advisable in its judgment. Landlord shall make its intentions to restore or not to restore said Leased Premises to original condition known to Tenant in writing within sixty (60) days of such occurrence. If Landlord decides against such reconstruction or fails to provide such notice, Tenant may, at its option, cancel this Lease .

10. RENOVATION BY LANDLORD If Landlord and Tenant deem it necessary to effect renovations or redecorations of the Building in which the Leased Premises are located, or of the improvements of which the Building is a part, all standard materials (i.e. sheetrock, flooring, lighting, etc.) shall be reimbursed to Landlord by Tenant. However, reasonable labor and any


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extraordinary expenses (i.e. HVAC, wells, etc.) required to upgrade or maintain the Premises shall be provided as at Landlord's expense under this Lease.

11. MAINTENANCE Tenant agrees to maintain the Leased Premises, as well as all of Tenant's fixtures and Tenant improvements, in good condition and repair during the Term of this Lease to the reasonable satisfaction of Landlord.

12. MISCELLANEOUS PROVISIONS

   (a) Entire Agreement This Lease contains the entire agreement of the parties and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No failure of the Landlord to exercise any power given the Landlord hereunder, or to insist upon strict compliance by the Tenant of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the Landlord's right to demand exact compliance with the terms hereof.

   (b) Notice Whenever it is provided herein that notice, demand, request, or other communication shall or may be given to any of the parties by any other party, such notice, demand, request, or other communication shall be in writing.

   (c) Binding Effect This Agreement shall be binding upon the successors and assigns of the Landlord and Tenant.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement as of the day and year first above written.


   CHARLES WINBURN                      APPLIED TECHNOLOGY CENTER
                                        Corporation



   _____________________                By: _____________________

       "Landlord"                                 "Tenant"